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Exhibit 5.8

January 31, 2008

Consent of Watts, Griffis and McOuat Limited

        In connection with Silver Wheaton Corp.'s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Joe Hinzer, President of Watts, Griffis and McOuat Limited ("WGM"), hereby consent to the use of WGM's name in connection with references to WGM's involvement in the preparation of technical reports entitled "A Technical Review of the Zinkgruvan Mine in South-Central Sweden for Silver Wheaton Corp." dated December 13, 2004, and "A Technical Review on the Yauliyacu Lead/Zinc Mine, Junin Province, Peru for Silver Wheaton Corp." dated April 10, 2006, and "An Audit of the Mineral Reserves/Resources Tayoltita, Santa Rita and San Antonio Mines as of December 31, 2006 for Silver Wheaton Corp." dated March 15, 2007 (together with WGM's technical reports, the "Technical Information") and to references to the Technical Information, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Yours truly,

Watts, Griffis and McOuat Limited

/s/ Joe Hinzer
Name: Joe Hinzer, P.Geo. Title: President

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Consent of Watts, Griffis and McOuat Limited